Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275133

Prospectus Supplement No. 4

(To Prospectus dated October 31, 2023)

VinFast Auto Ltd.

100,800,000 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated October 31, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-275133). The Prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 100,800,000 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G) (“we,” “us,” the “Company” or “VinFast”), no par value (“ordinary shares”), including (i) up to 100,000,000 ordinary shares that we may, at our discretion, elect to issue to Yorkville from time to time after the date of this prospectus, pursuant to the Standby Equity Subscription Agreement, dated as of October 20, 2023, entered into by and between Yorkville and the Company (the “Yorkville Subscription Agreement”) and (ii) 800,000 ordinary shares to be issued to Yorkville as consideration for its irrevocable commitment to subscribe for ordinary shares at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the Yorkville Subscription Agreement.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW.” On January 17, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq was $5.77 per ordinary share and $1.25 per warrant, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 33 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 18, 2024

Fourth Quarter and Full Year 2023 Business Update

The Company delivered 13,513 electric vehicles (“EVs”) in the fourth quarter 2023, which represents a 35% increase quarter-over-quarter. The Company has delivered a total of 42,291 EVs globally since its first deliveries in 2021 through the end of 2023, including a total of 34,855 EVs in 2023. The Company delivered fewer deliveries than anticipated in 2023 primarily due to slow EV adoption rate in certain regions amid economic headwinds.